Exhibit 99.1

     Termination of the Replacement Capital Covenant, dated as of July 19, 2012 (this “Termination”), by BB&T Corporation, a North Carolina corporation (together with its successors and assigns, the “Corporation”).

Recitals

     A. The Corporation has executed that certain Replacement Capital Covenant dated as of June 12, 2007, as amended by the Amendment to Replacement Capital Covenant dated as of November 18, 2011 (as amended, the “Replacement Capital Covenant”), which the Corporation executed in favor of and for the benefit of each Covered Debtholder (as defined therein) relating to and in connection with BB&T Capital Trust IV’s issuance of Fixed to Floating Rate Capital Securities (liquidation amount $1,000 per capital security) due June 12, 2057.

     B. On July 18, 2012, the Corporation designated its 3.95% Medium-Term Notes, Series D (Subordinated) due March 22, 2022 (the “Subordinated Notes”), as the Covered Debt under the Replacement Capital Covenant.

     C. The Subordinated Notes provide that, in the event they are designated as Covered Debt under the Replacement Capital Covenant, each purchaser of Subordinated Notes, for itself and any and all successors and assigns, waives all rights under, and irrevocably authorizes the Corporation to terminate, without further action by or payment to any holders of the Subordinated Notes, the Replacement Capital Covenant.

     D. The Corporation desires to terminate the Replacement Capital Covenant as set forth below in accordance with Section 4(a) thereof, effective July 19, 2012.

     NOW, THEREFORE, the Corporation hereby terminates the Replacement Capital Covenant as follows:

     SECTION 1. Termination. The Replacement Capital Covenant is hereby terminated in its entirety, effective July 19, 2012 (the “Termination Date”). From and after the Termination Date, the obligations of the Corporation pursuant to the Replacement Capital Covenant shall be of no further force and effect.

     SECTION 2. Miscellaneous. This Termination shall be governed by, and construed in accordance with, the laws of the State of New York.

     IN WITNESS WHEREOF, the Corporation has caused this Termination to be executed by its duly authorized officer, as of the day and year first above written.

BB&T CORPORATION

By:	/s/ Hal S. Johnson
	Name:	Hal S. Johnson
	Title:	Executive Vice President and
Treasurer